Exhibit 99.1
NATURAL HEALTH TRENDS CORP.
2007 EQUITY INCENTIVE PLAN
1. Purpose and Eligibility. The purpose of this 2007 Equity Incentive Plan (the “Plan”) of Natural Health Trends Corp., a Delaware corporation (the “Company”) is to provide stock options, stock issuances and other equity interests in the Company (each, an “Award”) to (a) Employees, officers, directors, consultants and advisors of the Company and any Parent or Subsidiary thereof, and (b) any other Person who is determined by the Committee of the Board of Directors of the Company (the “Board”) to have made (or is expected to make) contributions to the Company or any Parent or Subsidiary thereof. Any person to whom an Award has been granted under the Plan is called a “Participant.” Additional definitions are contained in Section 3 and certain other Sections of the Plan.
2. Restatement and Effective Date. This Plan replaces in its entirety the Natural Health Trends Corp. 2002 Stock Option Plan (the “2002 Plan”). As of the date this Plan is approved by the Company’s shareholders, the 2002 Plan shall be deemed terminated; provided, however, that, after such date of termination, and for the period of time thereafter during which this Plan or any successor thereto remains in existence, all “Stock Options,” as defined in the 2002 Plan, and vested stock issuances with respect thereto, shall be subject to the terms of the 2002 Plan and the applicable grant agreement executed thereunder, and not to the terms of this Plan, except to the extent that (a) there is no conflict between the terms of the 2002 Plan and the terms of this Plan with respect to such Stock Options and vested stock issuances or (b) the recipient of such Stock Options and vested stock issuances consents to the applicability of this Plan. In the event of the applicability of (a) or (b) of the immediately preceding sentence, the Committee shall take such actions as are consistent with Section 14j of this Plan and applicable law to apply the provisions of this Plan to Stock Options and vested stock issuances with respect thereto.
3. Certain Definitions.
     a. “Base Salary” shall mean a Participant’s rate of annual compensation for services performed for the Company, Parent or Subsidiary, as applicable, in effect on the first day of an applicable Performance Period. In computing Base Salary, only such compensation as would be includable in the Participant’s gross income for United States federal income tax purposes shall be included (including amounts excludable under Section 911 of the Code) or which would have been so includable if the Participant had been a United States citizen or resident; provided, however, that a Participant’s pre-tax elective or salary reduction contributions to a cafeteria plan, cash or deferred arrangement, qualified transportation fringe benefit plan, tax-sheltered annuity, and the amounts credited to a Participant under a non-qualified deferred compensation plan, each within the meaning of Treasury Regulation Section 1.280G-1, Q&A 21(a) shall be taken into account. For purposes of this definition, Parent and Subsidiary shall be defined by applying the applicable statutory references in Section 3n and 3s, respectively, by replacing “more than 50%” with “at least 80%” where the former term appears.

     b. “Cause” shall mean
i.	“cause” or words of similar import contained in the Participant’s written employment agreement, if any, with the Company; and

ii.	conduct, as determined by the Committee, involving one or more of the following:
(A)	gross misconduct or inadequate performance by the Participant which is injurious to the Company;

(B)	the commission of an act of embezzlement, fraud or theft, which results in economic loss, damage or injury to the Company;

(C)	the unauthorized disclosure of any trade secret or confidential information of the Company (or any client, customer, supplier or other third party who has a business relationship with the Company) or the violation of any non-competition or non-solicitation covenant or assignment of inventions obligation with the Company;

(D)	the commission of an act which constitutes unfair competition with the Company or which induces any customer or prospective customer of the Company to breach a contract with the Company or to decline to do business with the Company;

(E)	the indictment of the Participant for a felony or serious misdemeanor offense, either in connection with the performance of his or her obligations to the Company or which shall adversely affect the Participant’s ability to perform such obligations;

(F)	the commission of an act of fraud or breach of fiduciary duty which results in loss, damage or injury to the Company; or

(G)	the failure of the Participant to perform in a material respect his or her employment, consulting or advisory obligations without proper cause.
For purposes of this definition, “Company” shall be deemed to include any Parent or Subsidiary.
     c. “Change in Control” shall mean
i.	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding shares of voting stock of the Company (the “Voting Stock”); provided, however, that any acquisition by the Company or its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries of 50% or more of Voting Stock shall not constitute a Change in Control; and provided, further, that any acquisition by a corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Voting Stock immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Voting Stock, shall not constitute a Change in Control;

ii.	Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason (other than malfeasance) to constitute a majority of the members of the Board; provided that any individual who becomes a director after the Effective Date whose election or nomination for election by the Company’s shareholders was approved by a majority of the members of the Incumbent Directors (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened “election contest” relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 under the Exchange Act), “tender offer” (as such term is used in Section 14(d) of the Exchange Act) or a proposed Merger (as defined below) shall be deemed to be members of the Incumbent Directors; or

iii.	The consummation of (A) a reorganization, merger or consolidation (any of the foregoing, a “Merger”), in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the Voting Stock immediately prior to such Merger do not, following such Merger, beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock of the corporation resulting from Merger, (B) a complete liquidation or dissolution of the Company or (C) the sale or other disposition of all or substantially all of the assets of the Company, excluding a sale or other disposition of assets to a Subsidiary of the Company.
     d. “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.
     e. “Committee” shall mean the Compensation Committee of the Board or such other committee designated by the Board that satisfies any then applicable requirements of the New York Stock Exchange, Nasdaq, or such other principal national stock exchange on which the Common Stock is then traded, and which consists of two or more members of the Board, each of whom may be an outside director within the meaning of Section 162(m) of the Code. Notwithstanding the foregoing, in the case of any Award granted to any Participant who is a “covered employee” within the meaning of Section 162(m), the Committee shall consist of two or more members of the Board who are “outside directors” within the meaning of such Section.
     f. “Common Stock” shall mean the common stock of the Company, par value of $.01 per share.

     g. “Company,” for purposes of Awards other than Incentive Stock Options, shall include any other business venture in which the Company has a direct or indirect significant interest, as determined by the Committee in its sole discretion.
     h. “Designated Beneficiary” shall mean the beneficiary designated by a Participant, in accordance with Section 16g hereof, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death. In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant’s estate.
     i. “Determination Period” shall mean, with respect to any Performance Period, a period commencing on or before the first day of the Performance Period and ending not later than the earlier of (i) 90 days after the commencement of the Performance Period and (ii) the date on which twenty-five percent (25%) of the Performance Period has been completed. Any action required to be taken within a Determination Period may be taken at a later date if permissible under Section 162(m) of the Code or regulations promulgated thereunder, as they may be amended from time to time.
     j. “Disability” shall mean the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
     k. “Effective Date” shall mean January 1, 2007.
     l. “Employee” shall mean an employee of the Company or any Parent or Subsidiary thereof, but only if the employee is reported as such on the payroll records of such entity. For purposes of eligibility under the Plan, an “Employee” shall include any person to whom an offer of employment has been extended by the Company or any Parent or Subsidiary.
     m. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     n. “Good Reason” shall mean the occurrence of any one or more of the following events:
i.	a material breach by the Company of its obligation under this Agreement;

ii.	a material diminution in the Participant’s position or job duties, as set forth in the Participant’s written employment agreement with the Company, Parent or Subsidiary, as applicable, or other written documentation; or

iii.	any reduction in the Participant’s Base Salary by more than 80 percent (80%), either in one step or a series of steps, within a Performance Period;
provided, however, that a Good Reason shall not exist involving any of the above until the Company, in the case of (i) above, or the Company, Parent or Subsidiary, as applicable, in the case of (ii) or (iii) above, has first failed to cure such breach, diminution of position or job duties or reduction in Base Salary, as applicable, within thirty (30) days of having been given written notice of the same by the Participant.
     o. “Parent” shall mean a “parent corporation,” within the meaning of Section 424(e) of the Code, with respect to the Company.

     p. “Performance Period” shall mean a two or more-consecutive fiscal or calendar year period for which performance or other goals are established herein with respect to an Award.
     q. “Person” shall mean a person within Section 3(a)(9) of the Exchange Act.
     r. “Plan” shall mean the Natural Health Trends Corp. 2007 Equity Incentive Plan, as set forth herein, as it may be amended from time to time.
     s. “Retirement” shall mean the voluntary termination of the Participant at any time on or after attaining age 65.
     t. “Subsidiary” shall mean a “subsidiary corporation,” within the meaning of Section 424(f) of the Code, with respect to the Company.
4. Administration.
     a. General. The Plan shall be administered by the Committee. The Committee, in its sole discretion, shall have the authority to grant and amend Awards, to adopt, amend and repeal rules relating to the Plan and to interpret and correct the provisions of the Plan and any Award.
     b. Powers and Responsibilities. Subject to the express limitation of the Plan, the Committee shall have the following discretionary powers, rights and responsibilities, in addition to those described in Section 4a.:
i.	to construe and determine the respective Stock Option Agreements, other Agreements, Awards and the Plan;

ii.	to prescribe, amend and rescind rules and regulations relating to the Plan and any Awards;

iii.	to determine the extent to which Award vesting schedules shall be accelerated or Award payments made to, or forfeited by, a Participant in the event of (A) the Participant’s termination of employment with the Company or any Parent or Subsidiary thereof due to Disability, Retirement, death, Good Reason, Cause or other reason, or (B) a Change in Control of the Company;

iv.	to determine the terms and provisions of the respective Stock Option Agreements, other Agreements and Awards, which need not be identical;

v.	to reduce or eliminate, as of the end of any applicable Performance Period, based upon objective or subjective measures, the minimum or maximum amount to be paid to a Participant under any Award who has qualified for such minimum or maximum amount, provided, that such reduction does not result in an increase in the amount payable to another Participant under another Award;

vi.	to grant Awards to Participants who are not “covered employees” within the meaning of Section 162(m) based upon the attainment of performance goals that do not constitute “objective performance goals” within the meaning of Section 162(m); and

vii.	to make all other determinations in the judgment of the Committee necessary or desirable for the administration and interpretation of the Plan.
The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Stock Option Agreement, other Agreement or Award in the manner and to the extent it shall deem expedient to carry the Plan, any Stock Option Agreement, other Agreement or Award into effect and it shall be the sole and final judge of such expediency. All decisions by the Committee shall be final and binding on all interested persons. Neither the Company nor any member of the Committee shall be liable for any action or determination relating to the Plan.
     c. Delegation of Power. The Committee may delegate some or all of its power and authority hereunder to the President and Chief Executive Officer of the Company or other executive officer of the Company as the Committee deems appropriate. Notwithstanding the foregoing, with respect to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the applicable Performance Period, only the Committee shall be permitted to (i) designate such person to participate in the Plan for such Performance Period, (ii) establish performance goals and Individual Award Opportunities for such person, and (iii) certify the achievement of such performance goals. For purposes of the immediately preceding sentence, “Committee” shall mean two or more members of the Board who are “outside directors” within the meaning of Section 162(m) of the Code.
5. Performance Goals and Other Criteria.
     a. Role of Committee. The Committee shall establish within the Determination Period of each Performance Period (i) one or more objective performance goals for each Participant or for any group of Participants (or both), provided that the outcome of each goal is substantially uncertain at the time the Committee establishes such goal and/or (ii) other criteria, including, but not limited to, performance criteria that do not satisfy the requirements of Treasury Regulation Section 1.162-27(e)(2) or time vesting criteria, the satisfaction of which is required for the payment of an Incentive Award Opportunity.
     b. Performance Factors. Performance goals shall be based exclusively on one or more of the following objective Company (including any division or operating unit thereof) or individual measures, stated in either absolute terms or relative terms, such as rates of growth or improvement, the attainment by a share of Common Stock of a specified fair market value for a specified period of time, earnings per share, earnings per share excluding non-recurring, special or extraordinary items, return to stockholders (including dividends), return on capital, return on total capital deployed, return on assets, return on equity, earnings of the Company before or after taxes and/or interest, revenues, revenue increase, distributor count, new distributor count, growth in distributor count, distributor retention rate, distributor attrition rate, repeat purchase rate, recurring revenue, recurring revenue increase, market share, cash flow or cost reduction goals, cash flow provided by operations, net cash flow, short-term or long-term cash flow return on investment, interest expense after taxes, return on investment, return on investment capital, economic value created, operating margin, gross profit margin, net profit margin, pre-tax income margin, net income margin, net income before or after taxes, pretax earnings before interest, depreciation and amortization, pre-tax operating earnings after interest expense and before incentives, and/or extraordinary or special items, operating earnings, net cash provided by operations, and strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, productivity, efficiency, and goals relating to acquisitions or divestitures, or any combination of the foregoing.
     c. Participants Who Are Covered Employees. With respect to Participants who are “covered employees” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, are likely to be covered employees at any time during the applicable Performance Period, an Individual Award Opportunity may be based only on performance factors that are compliant with the requirements of Treasury Regulation Section 1.162-27(e)(2). For this purpose, the factors listed in Section 4.1(b) shall be deemed to be compliant with the requirements of such Treasury Regulation.
     d. Participants Who Are Not Covered Employees. Notwithstanding any provision of this Plan to the contrary, with respect to Participants who are not “covered employees” within the meaning of Section 162(m) of the Code and who, in the Committee’s judgment, are not likely to be covered employees at any time during the applicable Performance Period, the performance or other goals established for the Performance Period may consist of any objective Company (including any division or operating unit thereof) or individual measures, whether or not listed in (b) above or whether or not compliant with the requirements of Treasury Regulation Section 1.162-27(e)(2), and the Committee may grant Awards without regard to the need for satisfaction of any performance goals whatsoever and/or without reference to any particular Performance Period. Without in any way limiting the generality of the foregoing, such performance goals may include subjective goals, the satisfaction of which shall be determined by the Committee, in its sole and absolute discretion, and the Committee may grant Awards subject only to the requirement of time vesting. Performance or other goals with respect to an Award shall be subject to such other special rules and conditions as the Committee may establish at any time within the Determination Period.
     e. Applicability of Section Rule 163. Notwithstanding anything to the contrary in the foregoing if, or at such time as, the Common Stock is or becomes registered under Section 12 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or any successor statute, the Plan shall be administered in a manner consistent with Rule 163 promulgated thereunder, as it may be amended from time to time, or any successor rules (“Rule 163”), such that all subsequent grants of Awards hereunder to Reporting Persons, as hereinafter defined, shall be exempt under such rule. Those provisions of the Plan which make express reference to Rule 163 or which are required in order for certain option transactions to qualify for exemption under Rule 163 shall apply only to such persons as are required to file reports under Section 16 (a) of the Exchange Act (a “Reporting Person”).

     f. Applicability of Section 162(m). Notwithstanding any provisions in this Plan to the contrary, whenever the Committee is authorized to exercise its discretion in the administration or amendment of this Plan or any Award hereunder or otherwise, the Committee may not exercise such discretion in a manner that would cause any outstanding Award that would otherwise qualify as performance-based compensation under Section 162 (m) Code and the regulations thereunder (“Section 162 (m)”) to fail to so qualify under Section 162 (m). To the extent necessary for an Award granted hereunder to qualify as performance-based compensation under Section 162(m), such Award shall be made pursuant to preestablished objective performance criteria. In furtherance thereof, performance goals shall be based exclusively on one or more of the objective Company (including any division or operating unit thereof) or individual measures set forth in Section 5b. hereof.
6. Stock Available for Awards.
     a. Number of Shares. Subject to adjustment under Section 6c, the aggregate number of shares of Common Stock of the Company that may be issued pursuant to the Plan is the Available Shares (as defined on the last page). If any Award expires, or is terminated, surrendered or forfeited, in whole or in part, the unissued Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. If an Award granted under the Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject to such Award shall again be available for subsequent Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.
     b. Per-Participant Limit. Subject to adjustment under Section 6c, no Participant may be granted Awards during any one fiscal year to purchase more than 150,000 shares of Common Stock.
     c. Adjustment to Common Stock. Subject to Section 14, in the event of any stock split, reverse stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up, or other similar change in capitalization or similar event, (i) the number and class of securities available for Awards under the Plan and the per-Participant share limit and (ii) the number and class of securities, vesting schedule and exercise price per share subject to each outstanding Option and Stock Appreciation Right shall be adjusted by the Company (or substituted Awards may be made if applicable) to the extent the Committee shall determine, in good faith, that such an adjustment (or substitution) is appropriate.
7. Stock Option Awards.
     a. General. The Committee may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option and the shares of Common Stock issued upon the exercise of each Option, including, but not limited to, vesting provisions and restrictions relating to applicable federal or state securities laws. Each Option will be evidenced by a Stock Option Agreement, consisting of a Notice of Stock Option Award and a Stock Option Award Agreement (collectively, a “Stock Option Agreement”).
     b. Incentive Stock Options. An Option that the Committee intends to be an incentive stock option (an “Incentive Stock Option”) as defined in Section 422 of the Code, as amended, or any successor statute (“Section 422”), shall be granted only to an Employee and shall be subject to and shall be construed consistently with the requirements of Section 422 and regulations thereunder. The Committee, the Board and the Company shall have no liability if an Option or any part thereof that is intended to be an Incentive Stock Option does not qualify as such. An Option or any part thereof that does not qualify as an Incentive Stock Option is referred to herein as a “Nonstatutory Stock Option” or “Nonqualified Stock Option.”
     c. Dollar Limitation. For so long as the Code shall so provide, Options granted to any Employee under the Plan (and any other incentive stock option plans of the Company) which are intended to qualify as Incentive Stock Options shall not qualify as Incentive Stock Options to the extent that such Options, in the aggregate, become exercisable for the first time in any one calendar year for shares of Common Stock with an aggregate Fair Market Value (as defined below and determined as of the respective date or dates of grant) of more than $100,000. The amount of Incentive Stock Options which exceed such $100,000 limitation shall be deemed to be Nonqualified Stock Options. For the purpose of this limitation, unless otherwise required by the Code or regulations of the Internal Revenue Service or determined by the Committee, Options shall be taken into account in the order granted, and the Committee may designate that portion of any Incentive Stock Option that shall be treated as Nonqualified Option in the event that the provisions of this paragraph apply to a portion of any Option. The designation described in the preceding sentence may be made at such time as the Committee considers appropriate, including after the issuance of the Option or at the time of its exercise.
     d. Exercise Price. The Committee shall establish the exercise price (or determine the method by which the exercise price shall be determined) at the time each Option is granted and specify the exercise price in the applicable Stock Option Agreement; provided, however, in no event may the per share exercise price be less than the Fair Market Value (as defined below) of the Common Stock on the date of grant; and provided, further, however, that, except as may be required under Section 6c, the Committee may not reduce, directly or indirectly, at any time following the grant of the Option, the exercise price per share of Common Stock underlying the Option to a level below the Fair Market Value per share of Common Stock on the date of grant. In the case of an Incentive Stock Option granted to a Participant who, at the time of grant of such Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, then the exercise price shall be no less than 110% of the Fair Market Value of the Common Stock on the date of grant. In the case of a grant of an Incentive Stock Option to any other Participant, the exercise price shall be no less than 100% of the Fair Market Value of the Common Stock on the date of grant.
     e. Term of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable Stock Option Agreement; provided, that the term of any Incentive Stock Option may not be more than ten (10) years from the date of grant. In the case of an Incentive Stock Option granted to a Participant who, at the time of grant of such Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be no longer than five (5) years from the date of grant. The term of any Nonqualified Stock Option may not be more than ten (10) years from the date of grant.
     f. Exercise of Option. Options may be exercised only by delivery to the Company of a written notice of exercise signed by the proper person together with payment in full as specified in Section 7g and the Stock Option Agreement for the number of shares for which the Option is exercised.
     g. Payment Upon Exercise. Common Stock purchased upon the exercise of an Option shall be paid for by one or any combination of the following forms of payment as permitted by the Committee in its sole and absolute discretion:
i.	by check payable to the order of the Company;

ii.	only if the Common Stock is then publicly traded, by delivery of an irrevocable and unconditional undertaking by a creditworthy broker (selected by the Participant and otherwise without the financial involvement of the Company) to deliver promptly to the Company sufficient funds to pay the exercise price, or delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price (each, a “Cashless Exercise”);

iii.	to the extent explicitly provided in the applicable Stock Option Agreement, by delivery of shares of Common Stock owned by the Participant valued at Fair Market Value (as determined by the Committee or as determined pursuant to the applicable Stock Option Agreement);

iv.	payment of such other lawful consideration as the Committee may determine.
Except as otherwise expressly set forth in a Stock Option Agreement, the Committee shall have no obligation to accept consideration other than cash and in particular, unless the Committee so expressly provides, in no event will the Company accept the delivery of shares of Common Stock that have not been owned by the Participant at least six months prior to the exercise or permit a Cashless Exercise if such Cashless Exercise would contravene any provision of applicable law. The Fair Market Value of any shares of the Company’s Common Stock or other non-cash consideration which may be delivered upon exercise of an Option shall be determined in such manner as may be prescribed by the Committee.
     h. Acceleration, Extension, Etc. The Committee may, in its sole discretion, and in all instances subject to any relevant tax and accounting considerations which may adversely impact or impair the Company, (i) accelerate the date or dates on which all or any particular Options or Awards granted under the Plan may be exercised, or (ii) extend the dates during which all or any particular Options or Awards granted under the Plan may be exercised or vest.

     i. Determination of Fair Market Value. If, at the time an Option is granted under the Plan, the Company’s Common Stock is publicly traded under the Exchange Act, “Fair Market Value” shall mean (i) if the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq Small Cap Market of The Nasdaq Stock Market, its Fair Market Value shall be the last reported sales price for such stock (on that date) or the closing bid, if no sales were reported as quoted on such exchange or system as reported in The Wall Street Journal or such other source as the Committee deems reliable; or (ii) the average of the closing bid and asked prices last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on a national market system. In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Committee after taking into consideration all factors which it deems appropriate.
8. Restricted Stock Awards.
     a. Grants. The Committee may grant Awards entitling recipients to acquire shares of Common Stock, subject to (i) restrictions on transfer as set forth in the applicable Award instrument and (ii) forfeiture unless and until all specified employment, vesting and/or performance conditions, as set forth in the applicable Award instrument, are met (such shares of Common Stock, “Restricted Stock,” and each such Award, a “Restricted Stock Award”).
     b. Terms and Conditions. The Committee shall determine the terms and conditions of any such Restricted Stock Award. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). Restricted Stock Awards shall be issued for no cash consideration or such minimum consideration as may be required by law. After the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or, if the Participant has died, to the Designated Beneficiary.
9. Restricted Stock Unit Awards.
     a. Grant. The Committee may grant Awards entitling recipients to the right to acquire, at some time in the future, shares of Restricted Stock, subject to such other conditions as the Committee may prescribe in the applicable Award Agreement (each such Award, a “Restricted Stock Unit Award”). Restricted Stock Unit Awards are subject to forfeiture unless and until all specified Award conditions are met, as determined by the Committee and set forth in the particular Agreements applicable to such Awards.
     b. Terms and Conditions. The Committee shall determine the terms and conditions of any such Restricted Stock Unit Award. No stock certificates shall be issued in respect of a Restricted Stock Unit Award at the time of grant. However, upon the lapse of all applicable restrictions, the Company (or the Company’s counsel as its designee) shall deliver stock certificates to the Participant or, if the Participant has died, to the Designated Beneficiary.

10. Stock Appreciation Right Awards.
     a. Grant. The Committee may grant Awards entitling recipients to the right to acquire, at some time in the future, upon exercise, one or more shares of Common Stock, in an amount equal to the product of (i) the excess of (A) the Fair Market Value of a share of Common Stock on the date of exercise over (B) the exercise price per share set forth in the applicable Award Agreement and (ii) the number of shares of Common Stock with respect to which the right is exercised, subject to such other conditions as the Committee may prescribe in the applicable Award Agreement (each, a “Stock Appreciation Right Award”). Stock Appreciation Right Awards are subject to forfeiture unless and until all specified Award conditions are met, as determined by the Committee and set forth in the particular Agreements applicable to such Awards.
     b. Terms. The Committee shall determine the terms and conditions of any such Stock Appreciation Right Award. A Stock Appreciation Right Award may be issued either in tandem with, or by reference to, an Option (each such Award, a “Tandem SAR”) or not so issued (each such Award, a “Free-Standing SAR”). It is the intention of the Committee that the exercise of Tandem SARs assist the recipient of an Option with the ability to pay the exercise price of the Option. The exercise price of a Tandem SAR shall be the exercise price per share of the related Option. The exercise price of a Free-Standing SAR shall be determined by the Committee in its sole discretion; provided, however, that exercise price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant; and provided, further, however, that, except as may be required under Section 6c, the Committee may not reduce, at any time following the grant of the Free-Standing SAR, the exercise price per share of Common Stock underlying such Free-Standing SAR to a level below the Fair Market Value per share of Common Stock on the date of grant. No stock certificates shall be issued in respect of a Stock Appreciation Right Award, and such Award shall be reflected merely in book entry form on the Company’s books and records. However, upon exercise, the Company (or the Company’s counsel as its designee) shall deliver stock certificates to the Participant or, if the Participant has died, to the Designated Beneficiary.
11. Performance Share Awards
     a. Grants. The Committee may grant Awards entitling recipients to acquire shares of Common Stock upon the attainment of specified performance goals within a specified Performance Period, which shares may or may not be shares of Restricted Stock, subject to such other conditions as the Committee may prescribe in the applicable Award (each such share of Common Stock, a “Performance Share,” and each such Award, a “Performance Share Award”). Performance Share Awards are subject to forfeiture unless and until all specified Award conditions are met, as determined by the Committee and set forth in the particular Agreements applicable to such Awards.
     b. Terms and Conditions. The Committee shall determine the terms and conditions of any such Performance Share Award. Unless otherwise determined by the Committee, the payment value of the Performance Share Awards shall be based upon the Fair Market Value of the Common Stock underlying such Award on the date the Performance Shares are earned or on the date the Committee determines that the Performance Shares have been earned. The

Committee shall establish performance goals for each Performance Period for the purpose of determining the extent to which Performance Shares awarded for such cycle are earned. As soon as administratively practicable after the end of a performance cycle, the Committee shall determine the number of Performance Shares which have been earned in relation to the established performance goals. No stock certificates shall be issued in respect of a Performance Share Award at the time of grant unless the Performance Shares are shares of Restricted Stock, in which case the rules of Section 10b with respect to the issuance of certificates shall apply. However, upon the lapse of all applicable restrictions, the Company (or the Company’s counsel as its designee) shall deliver stock certificates to the Participant or, if the Participant has died, to the Designated Beneficiary.
12. Award Shares
     a. Grants. The Committee may grant Awards entitling recipients to acquire shares of Common Stock, subject to such terms, restrictions, conditions, performance criteria, vesting requirements and payment needs, if any, as the Committee shall determine in the applicable Award Agreement (each such Award, an “Award Share.”) Award Shares are subject to forfeiture unless and until all specified Award conditions are met, as determined by the Committee and set forth in the particular Agreements applicable to such Awards.
     b. Terms and Conditions. The Committee shall determine the terms and conditions of any such Award Share. Award Shares shall be issued for no cash consideration or such minimum consideration as may be required by law. When paid, the Company (or the Company’s counsel as its designee) shall deliver stock certificates for the Award Shares to the Participant or, if the Participant has died, to the Designated Beneficiary.
13. Other Stock-Based Awards. The Committee shall have the right to grant other Awards based upon the Common Stock having such terms and conditions as the Committee may determine, including, without limitation, the grant of securities convertible into Common Stock and the grant of phantom stock awards or stock units.
14. General Provisions Applicable to Awards.
     a. Transferability of Awards. Except as the Committee may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, except as the Committee may otherwise determine or provide in an Award, that Nonstatutory Options and Restricted Stock Awards may be transferred pursuant to a qualified domestic relations order (as defined in ERISA) or to a grantor-retained annuity trust or a similar estate-planning vehicle in which the trust is bound by all provisions of the Stock Option Agreement and Restricted Stock Award, which are applicable to the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.
     b. Documentation. Each Award under the Plan shall be evidenced by a written instrument (each, an “Agreement”) in such form as the Committee shall determine or as executed by an officer of the Company pursuant to authority delegated by the Committee or Board. Each Award Agreement may contain terms and conditions in addition to those set forth in the Plan, provided that such terms and conditions do not contravene the provisions of the Plan or applicable law.
     c. Committee Discretion. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly.
     d. Additional Award Provisions. The Committee may, in its sole discretion, include additional provisions in any Stock Option Agreement, Restricted Stock Award or other Award granted under the Plan, including without limitation restrictions on transfer, commitments to pay cash bonuses, to make, arrange for or guaranty loans (subject to compliance with Section 14m) or to transfer other property to Participants upon exercise of Awards, or transfer other property to Participants upon exercise of Awards, or such other provisions as shall be determined by the Committee; provided that such additional provisions shall not be inconsistent with any other term or condition of the Plan or applicable law.
     e. Termination of Status. The Committee shall determine the effect on an Award of the Disability, death, Retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award, subject to applicable law and the provisions of the Code related to Incentive Stock Options.
     f. Change in Control of the Company.
i.	Unless otherwise expressly provided in the applicable Agreement, in connection with the occurrence of a Change in Control, the Committee shall, in its sole discretion as to any outstanding Award (including any portion thereof; on the same basis or on different bases, as the Committee shall specify), take one or any combination of the following actions:
A.	make appropriate provision for the continuation of such Award by the Company or the assumption of such Award by the surviving or acquiring entity and by substituting on an equitable basis for the shares then subject to such Award either (x) the consideration payable with respect to the outstanding shares of Common Stock in connection with the Change in Control, (y) shares of stock of the surviving or acquiring corporation or (z) such other securities as the Committee deems appropriate, the fair market value of which (as determined by the Committee in its sole discretion) shall not materially differ from the fair market value of the shares of Common Stock subject to such Award immediately preceding the Change in Control;

B.	accelerate the date of exercise or vesting of such Award;

C.	permit the exchange of such Award for the right to participate in any stock option or other employee benefit plan of any successor corporation;

D.	provide for the repurchase of the Award for an amount equal to the difference of (x) the consideration received per share for the securities underlying the Award in the Change in Control minus (y) the per share exercise price of such securities. Such amount shall be payable in cash or the property payable in respect of such securities in connection with the Change in Control. The value of any such property shall be determined by the Committee in its discretion; or

E.	provide for the termination of such Award immediately prior to the consummation of the Change in Control; provided that no such termination will be effective if the Change in Control is not consummated.
     g. Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Committee shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Committee in its sole discretion may provide for a Participant to have the right to exercise his or her Award until fifteen (15) days prior to such transaction as to all of the shares of Common Stock covered by the Option or Award, including shares as to which the Option or Award would not otherwise be exercisable, which exercise may in the sole discretion of the Committee, be made subject to and conditioned upon the consummation of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate upon the consummation of such proposed action.
     h. Assumption of Awards Upon Certain Events. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Committee may grant Awards under the Plan in substitution for stock and stock-based awards issued by such entity or an affiliate thereof. The substitute Awards shall be granted on such terms and conditions as the Committee considers appropriate in the circumstances.
     i. Parachute Payments and Parachute Awards. Notwithstanding the provisions of Section 14f, but subject to any contrary provisions in a Participant’s employment agreement with the Company or any Parent or Subsidiary, if, in connection with a Change in Control, a tax under Section 4999 of the Code would be imposed on the Participant (after taking into account the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code), then the number of Awards which shall become exercisable, realizable or vested as provided in such Section shall be reduced (or delayed), to the minimum extent necessary, so that no such tax would be imposed on the Participant (the Awards not becoming so accelerated, realizable or vested, the “Parachute Awards”); provided, however, that if the “aggregate present value” of the Parachute Awards would exceed the tax that, but for this sentence, would be imposed on the Participant under Section 4999 of the Code in connection with the Change in Control, then the Awards shall become immediately exercisable, realizable and vested without regard to the provisions of this sentence. For purposes of the preceding sentence, the “aggregate present value” of an Award shall be calculated on an after-tax basis (other than taxes imposed by Section 4999 of the Code) and shall be based on economic principles rather than the principles set forth under Section 280G of the Code and the regulations promulgated thereunder. All determinations required to be made under this Section 14i shall be made by the Company or such advisors as the Company shall retain for such purposes.
     j. Amendment of Awards. The Committee may amend, modify or terminate any outstanding Award including, but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant.
     k. Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.
     l. Acceleration. The Committee may at any time provide that any Options shall become immediately exercisable in full or in part, that any Restricted Stock Awards shall be free of some or all restrictions, or that any other stock-based Awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be, despite the fact that the foregoing actions may (i) cause the application of Sections 280G and 4999 of the Code if a change in control of the Company occurs, or (ii) disqualify all or part of the Option as an Incentive Stock Option.
     m. Sarbanes-Oxley Act Compliance. Notwithstanding any provision of the Plan to the contrary, the Committee, in accordance with any applicable rules or regulations promulgated by the Securities and Exchange Commission (the “SEC”) and/or the United States Department of Labor, shall (i) notify in a timely manner each Participant who is a Reporting Person of any transaction occurring under the Plan that requires reporting by the Reporting Person on SEC Form 4 or 5 as applicable, each as revised pursuant to changes to Exchange Act Rule 16a-3, 16a-6 or 16a-8, as applicable, made by Sarbanes-Oxley Act of 2002, P.L. No. 107-204 (the “Act”); (ii) otherwise comply with all notice, disclosure and reporting requirements applicable to the Program pursuant to such Act; and (iii) prohibit the making or guaranteeing of loans under Section 8c of this Program to the extent necessary to comply with Section 402 of the Act.
15. Taxes/Code 409A. The Company shall have the right to deduct from payments of any kind otherwise due to the optionee or recipient of an Award any federal, state or local taxes of any kind required by law to be withheld with respect to any shares issued upon exercise of Options or other Awards under the Plan, the purchase of shares subject to the Award or the grant of Common Stock free and clear of any restrictions thereon. Subject to the prior approval of the

Company, which may be withheld by the Company in its sole discretion, the optionee or recipient of an Award may elect to satisfy such obligation, in whole or in part, (a) by causing the Company to withhold shares of Common Stock otherwise issuable pursuant to the exercise of an Option or other Award, the purchase of shares subject to an Award, or the grant of Common Stock free and clear of any restrictions thereon or (b) by delivering to the Company shares of Common Stock already owned by the optionee or Award recipient of an Award. The shares so delivered or withheld shall have a Fair Market Value of the shares used to satisfy such withholding obligation as shall be determined by the Company as of the date that the amount of tax to be withheld is to be determined. An optionee or recipient of an Award who has made an election pursuant to this Section may only satisfy his or her withholding obligation with shares of Common Stock which are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements. Notwithstanding anything herein to the contrary, to the extent a delay in payment or other modification to this Plan or an Agreement is required as determined in the opinion of Company’s tax advisors to prevent the imposition of an additional tax to the recipient under Section 409A of the Code, then such payment shall not be made until the first date on which such payment is permitted or other modifications shall be made to comply with Section 409A and interpretive guidance issued thereunder.
16. Miscellaneous.
     a. No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan.

     b. No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder thereof.
     c. Effective Date and Term of Plan. The Plan shall be submitted to the stockholders of the Company for approval at the 2006 annual meeting of stockholders and, if approved by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at such meeting, shall become effective for Performance Periods beginning on or after January 1, 2007. No Awards shall be granted under the Plan after the completion of ten years from the date on which the Plan was adopted by the Committee, but Awards previously granted may extend beyond that date.
     d. Amendment of Plan. The Committee may amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that no amendment shall be made without stockholder approval if such approval is necessary to comply with any applicable law, rules or regulations. Notwithstanding any provision of this Plan to the contrary, if the Company has executed a definitive acquisition or similar agreement pursuant to which a Change in Control will occur upon the closing of the transaction(s) contemplated thereby, the Committee, in its sole discretion, may treat the execution of such agreement itself as triggering a Change in Control within the meaning of Section 3ci, ii or iii, as applicable.
     e. No Trust Fund or ERISA Plan Created. Neither the Plan nor any Award granted thereunder shall create or be construed as creating a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant, Designated Beneficiary or any other person. To the extent that any Participant, Designated Beneficiary or any other person acquires any Award under the Plan, his or her rights with respect thereto shall be not greater than the rights of any unsecured general creditor of the Company. The Plan is not intended to constitute any type of plan, fund or program providing retirement income or resulting in the deferral of income for periods extending to the termination of employment of beyond, and ERISA shall not apply to the Plan. No provision of this Plan shall be construed as subjecting any portion of the Plan to any requirements of ERISA.
     f. Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the state of Delaware, without regard to any applicable conflicts of law.
     g. Designation of Beneficiary. A Participant may file with the Committee a written designation of one or more persons as such Participant’s Designated Beneficiary or Designated Beneficiaries. Each beneficiary designation shall become effective only when filed in writing with the Committee during the Participant’s lifetime on a form prescribed by the Committee. The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Committee of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a Participant fails to designate a beneficiary, or if all designated beneficiaries of a Participant predecease the Participant, then each outstanding award shall be payable to the Participant’s estate.

Approvals
2007 Equity Incentive Plan:

Available Shares:
(1) Incentive Stock Options	155,000	*

(2) Other Awards	1,395,000

Total	1,550,000

*	10% of total Available Shares on date of Adoption by Committee

Adopted by the Compensation Committee of the Board of Directors on:	August 18, 2006
Approved by the Stockholders on:	November 17, 2006